December 14, 2019

Nick,
We are pleased to offer you the position of Executive Vice President and Chief Financial Officer, reporting directly to me. Please find additional details regarding your offer of employment below:

Start date:	January 6, 2020 (unless changed upon mutual agreement)
Reporting location:	Downers Grove, IL
Annual base salary:	$675,000 annually

Annual incentive bonus target:
You are eligible to participate in the Univar Solutions’ Incentive Plan with an incentive target of 80% of base salary, paid annually with the ability to earn up to 200% of target based upon company and individual performance.  You will receive additional information about the plan details before your start date.

Paid Time Off (PTO):
You will be eligible to participate in Univar Solutions’ PTO program starting to accrue time in the first full pay period following your hire date. As a new employee, you will accrue 28 days per year (8.62 hours per pay period) of PTO (pro-rated in the year of hire).

Long-term incentive:
You will be eligible to participate in Univar Solutions long-term incentive compensation program beginning with the planned grant in February 2020. Your annual long-term incentive target will be $2,000,000.
In connection with the acceptance of this offer, you will receive a one- time inducement grant valued at $1,500,000, comprised of Restricted Stock Units (RSUs) that vest annually over three years. This inducement grant will be made as soon as practicable after your start date.

As an executive you will be eligible to participate in the Supplemental Valued Investment Plan ("SVIP"). The SVIP is a deferred compensation plan that allows for further salary deferrals above what our 401k plan offers. The SVIP has Match and Retirement Contribution components like the 401k plan. You will also participate in the annual executive physical and financial planning reimbursement programs.

You will be eligible for a comprehensive benefits program. For details, see the benefits summary. If there are any discrepancies between this document and the respective benefits, the plan document will govern. Eligibility at the time of hire does not constitute a guarantee of continued eligibility. Univar Solutions reserves the right to change, modify, suspend, amend or discontinue benefits or incentive plans at any time without prior notice.
This offer is subject to final approval by Univar Solutions’ Compensation Committee. This offer is extended and contingent upon a successful background check investigation. This offer is also extended and contingent upon verification of your right to work in the United States, as demonstrated by your completion of the I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of starting employment.
It is neither our intent nor desire for you to divulge confidential information from your former employer.  Accordingly, we request that you return or destroy any confidential information in your possession and refrain from discussing any and all confidential information while in our employment. This document also includes a Non-Competition and Confidentiality Agreement, based on the type of role for which you are hired. It is expected that you read and understand the terms of the Non-Competition and Confidentiality Agreement and sign the agreement as proof you have read, understood, and agree to the employment terms.
Furthermore, you will be approved for the attached Severance and Change in Control provision consistent with other members of the Executive Committee.
Nick, we look forward to having you as part of our team!
Warm regards,

David Jukes
President and Chief Executive Officer

To indicate your acceptance of this offer and all related document items, please sign below.

ACCEPTED:
  1/                                                                                                 /d1/
/s/ Nicholas W. Alexos                                                       Date: December 14, 2019

UNIVAR SOLUTIONS INC. NON-COMPETITION & CONFIDENTIALITY AGREEMENT
This Agreement (“Agreement”) is entered into on January 6, 2020 between Employee and Univar Solutions Inc., including its subsidiaries and affiliates (collectively “Univar”).
1. Employment Relationship. Univar agrees to employ or continue to employ Employee in accordance with the terms of this Agreement. Employee acknowledges that a condition of Employee’s initial employment or continued employment with Univar is Employee’s entering into this Agreement.
2. Terms and Conditions of Employment. Univar agrees that Employee shall be entitled to the payment of compensation; to an annual paid vacation; and to participate in such other compensation and benefit plans as may be maintained by Univar for its employees in accordance with the terms of such plans, as they may be amended by Univar from time to time. Except as otherwise specifically provided in this Agreement, Employee’s duties and responsibilities, hours of work, compensation, vacation and other benefits, and other terms and conditions of employment shall be determined, and from time to time may be changed, by Univar.
3. Full Energies. Employee agrees that during Employee’s employment with Univar, Employee will devote Employee’s full energies, abilities, attention, and business time to the performance of Employee’s employment duties and responsibilities for Univar, and will not engage in any activity which conflicts or interferes with, or in any way compromises, the performance of such duties and responsibilities.
4. At-Will Employment. Employee and Univar understand and agree that the employment relationship is at the will of both parties and that each party has the right to terminate the employment relationship with or without warning, notice or cause to the other party. Notwithstanding the foregoing, Employee and Univar are party to, and have rights and obligations under, the Severance and Change in Control Agreement of even date herewith.
5. Confidential and Proprietary Information.  Employee recognizes that by virtue of Employee’s employment with Univar, Employee has acquired or will acquire otherwise prohibited access to trade secrets and other confidential and proprietary information. This information (“Confidential and Proprietary Information”) is not known to Univar’s competitors or within the industry generally, has been developed by Univar over a long period of time and/or at substantial expense and the disclosure to or use of which by a competitor could seriously jeopardize Univar’s business.  “Confidential and Proprietary Information” includes, without limitation, information:
(a)  Protected by the Defend Trade Secrets Act [18 U.S.C. Ch. 90] and the Illinois Trade Secrets Act;
(b)  Relating to Univar’s distribution practices and methods of doing business;
(c)  Relating to Univar’s sales, marketing, and service strategies, programs, and procedures, and its financial position and business plans;
(d)  Relating to Univar’s contract expiration dates, customers, prospective customers, and vendors, including without limitation their particularized requirements and preferences, and the identity, authority, and responsibilities of their key contact persons; service and product costs; pricing structures and incentive plans;
(e)  Relating to Univar’s technology, software, databases, research projects, and new product, service, and technological developments; and
(f)  Relating to Univar or any of its vendors or customers that Univar informs Employee, or which Employee should know by virtue of Employee’s position or the circumstances in which Employee learned it, is to be kept confidential.
Confidential and Proprietary Information does not include information (i) within the public domain (except as a result of a breach of this Agreement or Employee’s obligations under a statutory or common law obligation), (ii) obtained by Employee from a third party (except where, to Employee’s knowledge, the third party obtains or discloses the information in violation of a contractual, statutory, or common law obligation), or (iii) that Employee possessed prior to the commencement of employment with Univar (not including Confidential and Proprietary Information provided to Employee by Univar or its representatives in connection with the interviewing, hiring, or onboarding processes).
Notwithstanding the foregoing, the Employee may disclose and use Confidential and Proprietary Information as (a) as authorized by applicable law (including, but not limited to, any disclosure of information that satisfies the procedures in SEC Regulations § 240.21F-17 or (b) as required pursuant to an order or requirement of a court, administrative agency or other governmental body.
6. Duty Regarding Confidential and Proprietary Information. Employee agrees that: (a) Employee will not, at any time during or after Employee’s employment with Univar, disclose, use or permit others to use any Confidential and Proprietary Information, except as required in the course of Employee’s employment for the benefit of Univar; and (b) Employee will take all reasonable measures, in accordance with Univar’s policies, procedures, and instructions, to protect the Confidential and Proprietary Information from any accidental or unauthorized disclosure or use.
7. Return of Company Property and Materials. Employee agrees that, upon termination of Employee’s employment with Univar, Employee will promptly return to Univar all literature, correspondence, memoranda, reports, summaries, manuals, proposals, contracts, documents, records, including records containing contact information for customers and vendors, computer diskettes, CD-ROMS, other optically or magnetically stored media, and programs, and other materials of any kind which relate to the business of Univar or any of its affiliates, including specifically, but not exclusively, all materials that in whole or in part comprise or refer to Univar’s Confidential and Proprietary Information. It is understood and agreed that all such materials are, and will remain, the exclusive property of Univar and that Employee will not retain, either in hard copy or electronically, any copy, facsimile or note memorializing any such materials or the contents thereof. Notwithstanding the foregoing, Employee may retain papers and other materials of a personal nature, including diaries, calendars and Rolodexes, information relating to his compensation or relating to reimbursement of expenses, information that he reasonably believes may be needed for tax purposes, and copies of plans, programs and agreements relating to his employment.
8. Nature of Univar’s Business. Employee acknowledges that Univar is and will be engaged in chemical wholesaling, distribution, blending, packaging, labeling, just-in-time delivery and waste management; and in the pest control supply business. Employee further acknowledges at the time this Agreement was entered into, Univar did business throughout the entirety of the United States.
9.  Noninterference and Non-Solicitation.  Employee agrees that during Employee’s employment with Univar and for the one (1) year period thereafter, Employee will not engage in the following: (a) Outside of the context of fulfilling Employee’s employment duties and obligations to Univar, directly or indirectly, solicit or accept business from, or provide products or services to, any Customer, Prospective Customer or Vendor of Univar, where such business, products or services would be competitive with any aspect of Univar’s business, products or services; (b) Do any act or thing that may interfere with or adversely affect the relationship (contractual or otherwise) of Univar with any Customer, Prospective Customer or Vendor of Univar or induce any Customer, Prospective Customer, or Vendor of Univar to cease doing business with or otherwise diminish its business relationship with Univar; or (c) Outside of the context of fulfilling Employee’s employment duties and obligations to Univar, directly or indirectly, solicit, request, entice, or induce any Company Person to terminate his or her employment with Univar or otherwise interfere with or adversely affect the relationship of Univar and any Company Person. For purposes of this paragraph 10 of this Agreement, “Customer” and “Prospective Customer” means any customer or prospective customer of Univar with whom Employee dealt during the last twelve (12) months of Employee’s employment with Univar or about whom Employee has Confidential and Proprietary Information. “Vendor” includes suppliers with whom Employee dealt during the last twelve (12) months of Employee’s employment with Univar or about whom Employee has Confidential and Proprietary Information.  “Company Person” means any employee of Univar whom Employee interacted with as a part of Employee’s duties at any time during the last twelve (12) months of Employee’s employment with Univar.
10.  Non-Competition.  For twelve (12) months following termination of employment, Employee will not, without Univar’s prior written consent, engage directly or indirectly in any Competing Business, whether as an employer, officer, director, owner, stockholder, employee, partner, joint venture or consultant in substantially the same capacity as employed by Univar in the preceding twelve (12) months.  A “Competing Business” is any person, company, partnership or entity that competes with Univar in the sale, marketing, production, distribution, research or development of Competing Products in the same market as described in paragraph 9 above.  “Competing Products” are any product or service in existence or under development that competes with any product or service of Univar about which Employee obtained Confidential or Proprietary Information or for which Employee had sales, marketing, production, distribution, research or development responsibilities in the last two years of Employee’s employment with Univar.  Where a Competing Business is part of a larger company, only that part of the company which actually produces or provides Competing Products shall be considered a Competing Business subject to the restrictions of this paragraph.  Employee acknowledges that Univar does business throughout the United States and that to protect Univar’s Confidential and Proprietary Information and business relationships, which are valuable regardless of Employee’s location, the geographic reach of this non-competition agreement shall be the United States.  Nothing in this Agreement prevents the Employee from owning not more than 5% of (i) the equity of a publicly traded entity; or (2) any other entity but only as a passive investor with no input or involvement in relation to management or operations.
11. Univar’s Right to Injunctive Relief. Employee recognizes that the rights and privileges granted to him/her by this Agreement, and Employee’s corresponding covenants to Univar, are of a special, unique, and extraordinary character, the loss of which cannot reasonably or adequately be compensated for in damages in any action at law or through the offset or withholding of any monies to which Employee might be entitled from Univar. Accordingly, Employee understands and agrees that Univar shall be entitled to equitable relief, including a temporary restraining order and preliminary and permanent injunctive relief, to prevent or enjoin a breach of this Agreement. Employee also understands and agrees that any such equitable relief shall be in addition to, and not in substitution for, any other relief to which Univar may be entitled.
12. Modification by a Court and Severability. The provisions of this Agreement are intended to be interpreted in a manner which makes them valid, legal, and enforceable. In the event any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, that provision shall be modified or restricted to the extent and in the manner necessary to render it valid, legal, and enforceable. It is expressly understood and agreed between Employee and Univar that the modification or restriction of any provision in this Agreement may be accomplished by mutual accord between the parties or, alternatively, by disposition of a court. If the invalid, illegal or unenforceable provision cannot under any circumstances be so modified or restricted, it shall be excised from this Agreement without affecting the validity, legality or enforceability of any of the remaining provisions.
13. No Waiver by Univar. The failure by Univar to require the performance of any provision of this Agreement shall in no way affect the rights of Univar to enforce the same in the future, nor shall the waiver by Univar of any breach or evasion of any provision of this Agreement be interpreted as a waiver with respect to any subsequent breach or evasion.
14. Survival of Certain Obligations. Employee understands and agrees that Employee’s obligations set forth in paragraphs 5, 7, 9 and 10 of this Agreement shall apply regardless of the reason for the termination of Employee’s employment, whether such termination was voluntary or involuntary, and whether such termination was with or without cause.
15. Entire Agreement. This Agreement supersedes all Company policies and practices, and all previous oral and written agreements, understandings and communications between Employee and Univar, to the extent they are inconsistent with the terms of this Agreement.
16. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Univar and may be assigned by Company without consent of Employee, as long as such assignment does not have the effect of expanding Employee’s non-competition obligations hereunder.
17. Waiver, Modification and Amendment of Agreement. No waiver, modification or amendment of this Agreement shall be valid and enforceable unless it is in writing, is specifically designated as a waiver, modification or amendment of this Agreement, and is signed by Employee and Univar’s Chief Executive Officer.
18. Choice of Law. This Agreement and any amendments hereto shall be governed by and interpreted in accordance with the laws of the State of Illinois.
19. Headings. The headings in this Agreement are for convenience only and are not to be used in the interpretation or construction of this Agreement.

EMPLOYEE
Signature:                                /s1/                                       Date:                /d1/
Printed Name:  Nicholas W. Alexos
UNIVAR SOLUTIONS INC.
Signature:                                                                             Date: